UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): January 12, 2004

CHICAGO PIZZA & BREWERY, INC.

(Exact name of registrant as specified in its chapter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16162 Beach Boulevard Suite 100 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 848-3747

Item 5.	Other Events and Regulation FD Disclosure

As of December 24, 2003, the Company and its two Co-Chief Executive Officers, Paul Motenko and Jeremiah Hennessy, entered into a confidential settlement agreement with, among others, ASSI, Inc. and its president and sole shareholder, Louis Habash (collectively, “ASSI”), resolving all disputes between the parties, including all claims made in the civil action pending in the Superior Court of the State of California for the County of Orange entitled ASSI, Inc. v. BJ Chicago, LLC, et al., Case No. 02CC06372 (the “Action”). Although the Company is a party to the settlement agreement, it is not a party to the Action. Each of the parties in the Action have submitted requests for dismissal with prejudice with respect to all claims made in the Action.

Prior to the parties entering into the settlement agreement, the Court had issued rulings that, as a matter of law, each of the claims being asserted by ASSI in the Action against Messrs. Motenko and Hennessy were without merit or barred, and that Messrs. Motenko and Hennessy were, therefore, entitled to summary judgment on all such claims.

In connection with the resolution of the Action: (i) ASSI, Inc. withdrew its allegations that Messrs. Motenko and Hennessy, BJ Chicago, LLC, The Jacmar Companies, James Dal Pozzo, William Tilley, or the Company, or any of the attorneys for the foregoing persons or entities, engaged in any illegal, improper, unethical, unprofessional, or actionable conduct; (ii) none of Messrs. Motenko or Hennessy, BJ Chicago, LLC, The Jacmar Companies, James Dal Pozzo, or William Tilley (or any person or entity acting in their behalf) made any payment to ASSI and (iii) Messrs. Motenko and Hennessy, BJ Chicago, LLC, The Jacmar Companies, James Dal Pozzo and William Tilley withdrew their allegations that ASSI engaged in actionable conduct.

Also in connection with the resolution of the Action, the Company agreed to amend the option agreement previously entered into with ASSI, Inc. in December 2000, to permit ASSI, Inc. to exercise an option for 200,000 shares of the Company’s common stock on a net cashless basis. ASSI, Inc. exercised all of the options and received net shares of 144,132, of which 104,072 shares were sold by ASSI, Inc. under a registration statement previously filed by the Company.

The Company received a cash payment of $700,000 from ASSI, Inc. in connection with the settlement of all disputes between the parties and the disposition of ASSI’s option rights. In a separate agreement between the Company and BJ Chicago, LLC, The Jacmar Companies, James Dal Pozzo and William Tilley, the Company agreed to pay $450,000 of the $700,000 received from ASSI, Inc. to BJ Chicago, LLC, in return for a release from BJ Chicago, LLC, The Jacmar Companies, James Dal Pozzo and William Tilley of any claims they might have for indemnity from the Company arising as a result of the Action or other claims asserted by ASSI.

The Company’s share of the settlement proceeds of $250,000 was recorded as other income in the fourth quarter of 2003. Litigation costs recorded in connection with the ASSI action in the fourth quarter of 2003 are estimated at January 12, 2004 at approximately $180,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 12, 2004	CHICAGO PIZZA & BREWERY, INC. (Registrant)

	By:	/s/ PAUL A. MOTENKO
Paul A. Motenko Director, Co-Chief Executive Officer, Vice President and Secretary

	By:	/s/ JEREMIAH J. HENNESSY
Jeremiah J. Hennessy Director, Co-Chief Executive Officer and President

	By:	/s/ C. DOUGLAS MITCHELL
C. Douglas Mitchell Chief Financial Officer